UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14AProxy Statement Pursuant to Section 14(a) of theSecurities Exchange Act of 1934 (Amendment No. __ )

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Kavilco Incorporated

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October 8, 2024

Re: ANNUAL MEETING

Dear Shareholder,

You are invited to attend Kavilco’s 51st Annual Meeting and Dinner to be held on November 9, 2024, at The Landing in Ketchikan, Alaska. Details about the meeting are described in the enclosed Notice of Annual Meeting and Proxy Statement.

We strongly encourage you to attend the Annual Meeting. Attendance at our shareholder meetings helps to maintain good communication and understanding. Chief Financial Officer Scott Burns and I will be there to report on current operations and future plans. We will also provide time for your questions and comments.

The enclosed ballot for the annual election and prizes must be received by Friday, November 8, 2024.

Voting is your most important right and responsibility as a shareholder. We encourage you to vote by mail with the enclosed ballot as soon as possible.

Kavilco’s board and management have established a tradition of integrity, insight, and vision. Your board has made decisions that we believe are conservative and protective of your financial portfolio in keeping with our mission statement: “To honor the vision and unselfish actions of our Kasaan Haida ancestors and elders, the goals of Kavilco Incorporated are to provide dividends and to preserve the assets for all generations to come.”

The Board of Directors recommends your strong support for the board-approved management proxy. By voting with the enclosed BALLOT and returning it in the prepaid envelope provided, you will help to assure our continued success.

Sincerely,

Jeane Breinig, President

Encl.

JMB/alg

Mission Statement

“To honor the vision and unselfish actions of our Kasaan Haida ancestors and elders, the goals of Kavilco Incorporated are to provide dividends and to preserve the assets for all generations.”

Kavilco is working for our Shareholders and working to preserve our Haida heritage.

The shareholders voted to make land and dividends the top priority of the Corporation. Kavilco Incorporated is becoming a leading Native Corporation in Alaska and in the country. We are on the right track with the financial management, and we are doing this while focusing on our heritage.

This approach started when Kavilco selected land that included the Totem House and Old Kasaan property to preserve our important Haida heritage. Kavilco collaborated with the Kasaan Haida Heritage Foundation and the Organized Village of Kasaan to restore the most cherished symbol of Kasaan history: Chief Son-I-Hat’s Whale House/Náay I´waans and the Totems Historic District Park. By forming the Kasaan Haida Heritage Foundation, we can apply for grants enabling us to record Haida history and the history of Kasaan and maintain the Totems Historic District.

Some of the other Kavilco projects that directly benefit the community of Kasaan range from the powerhouse lease; the bulk fuel lease; the water easement & amendments lease; the road system to the shareholder’s subdivision and the tie to the Prince of Wales road system; lots conveyed to shareholders in 1987; the easement to the State for a boat harbor; space for a helicopter landing site for medical emergencies; lease to AP&T for a cell tower; 15 year lease to the Organized Village of Kasaan for office space in the Red Bunkhouse, the lease includes full renovation by OVK and $1 per year; solid waste site (garbage dump) and the building and operation of the sawmill for local employment.

Kavilco is working for the shareholders to preserve our community and our Haida heritage while making land and dividends the top priority of the Corporation.

The Board of Directors are privileged to be working hard on behalf of the Shareholders.

Board Members for Re-Election on the Management Ballot

Kenneth E Gordon, Jr., Director

My name is Kenneth Edwin Gordon Jr. My mom was Eleanor Carol Young, my grandfather was Robert Philip Young, and my grandmother was Eliza McAlpin. I am Raven-Brown Bear Clan of Taas Laa Naas. I have served Kavilco and you, the shareholder, as a director through the bond market crash of 1994, the recession of 1999, the 2000 stock market crash, the 2008 collapse of the housing bubble, the historically low interest rates, and the current stagnant economy. As you can see, we’ve experienced some significant difficulties and yet Kavilco remains one of the most successful small village corporations in Alaska. We strive to keep our portfolio strong and get you the highest annual distributions as possible. We also continue to work with the Kasaan Haida Heritage Foundation, City of Kasaan, and the Organized Village of Kasaan to preserve our cultural heritage. As evidence of this, see our documentaries, Kasaan Haida Elders Speak (Gásaáan Xaadaas Guusuu), Surviving Sounds of Haida, and the restoration of the Naay I’ waans (Chief Son-i-Hat Whale House). Your current Board is working hard for you; I believe we work like a well-oiled machine together for you, and for the generations to come.  It has been an honor to serve as your board member, and I thank you in advance for your continued support.

Frederick Otilius Olsen, Jr., Director

K’yuuhlgsáansii hin uu dii kuyaang.  In the Haida language, my name is “place of one’s own”.  I was born in Ketchikan and graduated from High School in Juneau.  In 2012, I ran as an independent candidate on my own proxy and was elected to the Kavilco Board of Directors, then re-elected on the Kavilco corporate proxy in 2015, 2018, and 2021. Háw'aa! Thank You! I will continue to look out for the best interests of Kasaan Village, the Kasaan Haida people, and all our Kavilco Shareholders. Since joining the Kavilco Board, I became the Vice President of Kavilco’s Kasaan Haida Heritage Foundation (KHHF). With the Organized Village of Kasaan (Kasaan’s federally recognized Tribe), KHHF spent several years working on the renovation of Naay I’waans, Chief Son-i-Hat Whale House. Since the completion of the Naay I’waans renovation, KHHF has begun developing projects involving the Totems Historic District totem poles. In 2020, the Bear Memorial totem was restored with a new head and the Killer Whale Memorial was recently entirely re-carved.

Janelle S. Hyatt, Director

Hello, My name is Janelle S Hyatt, daughter of George and Dianne Demmert (Jones), granddaughter of Laura L. and Raymond L. Jones. I was elected to the Kavilco Board of Directors in March 2024. Since joining the Kavilco Board I have joined the Kasaan Haida Heritage Foundation. We work with the Organized Village of Kasaan to preserve our cultural heritage. I am excited to work with the board to preserve the longevity of Kasaan Village, Haida people, and the financial health of the Kavilco Incorporated for our shareholders.

NOTICE OF 51st ANNUAL ELECTION

MAIL IN BALLOTS DUE: Friday, November 8, 2024

IN PERSON REGISTRATION: Saturday, November 9, 2024

REGISTRATION: 11:00 a.m. to 12:00 Noon (AKST)

MEETING BEGINS: 1:00 p.m. (AKST) / 2:00 p.m (PST)

MEETING LOCATION: The Landing, 3434 Tongass Avenue, Ketchikan, Alaska

ZOOM MEETING BEGINS: 1:00 p.m. (AKST) / 2:00 p.m (PST)

ZOOM INVITATION: WWW.ZOOM.US

Enter zoom half an hour before meeting begins: 12:30 p.m. (AKST) / 1:30 p.m. (PST).

1.Select “Join” at the top, right hand side of the screen. 2.Enter in requested information.

MEETING ID: 878 9788 2398, PASSCODE (if needed): 3z9v7P

ITEMS OF BUSINESS: (1) To elect three Class III Directors with a term expiring in 2027. Nominees are Kenneth E. Gordon, Jr., Frederick O. Olsen, Jr., and Janelle S. Hyatt.

(2)	To ratify the Company’s selection of independent certified public accountants.

RECORD DATE: You are entitled to vote if you were a shareholder with class “A” shares at the close of business on October 8, 2024.

VOTING BY PROXY: Promptly complete, sign and return the enclosed BALLOT in the postage paid envelope provided regardless of whether you plan to attend the annual meeting. You may still vote in person at the meeting even though you have previously signed and mailed a proxy.

THIS PROXY STATEMENT AND BALLOT ARE BEING DISTRIBUTED ON OR ABOUT OCTOBER 8, 2024.

By order of the Board of Directors,

Laird A. Jones,

Secretary

Questions And Answers About The Annual Meeting And Ballot

1.        WHY AM I RECEIVING THESE MATERIALS?

You are receiving these materials because you are a voting shareholder. The Board of Directors of Kavilco Incorporated is soliciting the return of your ballot. Shareholders are encouraged to complete and mail the enclosed BALLOT, to help ensure a quorum.

2.	IF I COMPLETE AND MAIL THE BALLOT THEN DECIDE TO ATTEND THE MEETING, CAN I CHANGE MY VOTE AT THE MEETING?

Yes; you can change your vote at the meeting by registering with the independent inspectors of election during the registration period specified in the Notice of Annual Meeting. They will provide you with a ballot to vote. Only your final ballot counts.

Shareholders are encouraged to attend the meeting and place their own vote(s). Shareholders are also encouraged to complete and mail the BALLOT, regardless of whether or not they plan to attend the meeting, to help ensure a quorum.

3.       WHO IS ENTITLED TO VOTE?

Only shareholders of record holding Class “A” shares at the close of business on the record date noted on the Notice of Annual Election are entitled to vote.

4.       WHAT IS THE QUORUM REQUIREMENT OF THE ELECTION?

The bylaws of the Corporation were recently changed to state that "no less than one-third of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders.”

5.	WHY IS DISCRETIONARY VOTING AN OPTION ON THE BALLOT?

Discretionary voting provides you with the option to give voting authority to the management appointed proxy holders indicated on the ballot. These proxy holders will vote on your behalf for any such matter where discretionary voting is requested or where no choice is indicated for the proposal, and in any other matters that may lawfully come before the meeting.

6.	WHAT IS THE VOTE REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

In proposal 1, “Election of Directors,” the nominees receiving the three highest vote totals will be elected.

In proposal 2, Ratification of the Independent Certified Public Accountants will be approved if it receives more affirmative votes than negative votes.

7.       WHAT DOES "ABSTAIN" MEAN ON THE BALLOT?

Abstentions will have no effect on the outcome of either proposal but will allow your shares to be counted toward a quorum.

8.       WHO WILL COUNT THE VOTE?

An independent Inspector of Elections is enlisted to tabulate the votes. Teuscher Walpole, LLC has been enlisted to tabulate the votes this year.

9.	WHO WILL BEAR THE COST OF SOLICITING VOTES AND SECURITIES AND EXCHANGE COMMISSION COMPLIANCE FOR THE MEETING?

Kavilco Incorporated will pay the entire cost of preparing, assembling, printing, mailing, and distributing the proxy materials of board approved management ballots and proxy statements as well as submitting them to the Securities and Exchange Commission for review.

10.	MAY I PROPOSE ACTIONS FOR CONSIDERATION AT THE NEXT ANNUAL MEETING?

For a shareholder to make a proposal at the next Annual Meeting, the written proposal must be received by the Secretary no sooner than June 7, 2025, and no later than July 7, 2025. These proposals must be in writing and sent to: Kavilco Incorporated, 1000 Second Avenue, Suite 3320, Seattle, Washington 98104-4078. These proposals will need to comply with Kavilco bylaws and the Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials.

11.	MAY I NOMINATE INDIVIDUALS TO SERVE AS DIRECTORS AT THE NEXT ANNUAL MEETING?

For a shareholder to nominate one or more persons for election as director(s) at the next Annual Meeting, the nomination(s) must be received by the Secretary no sooner than June 7, 2025, and no later than July 7, 2025. The nomination(s) must be in writing and sent to: Kavilco Incorporated, 1000 Second Avenue, Suite 3320, Seattle, Washington 98104-4078. The nomination(s) and each nominee will need to comply with Kavilco bylaws and the Securities and Exchange Commission regulations regarding proxy solicitations and does not grant any shareholder a right to have any nominee included in the Company’s proxy statement. Independent nominees must submit separate proxies.

12.	WHAT matters would not be considered for voting at the meeting?

Some items that would not be considered are but are not limited to: (a) Motions from the floor on substantive matters that could have been included in the Notice of Meeting and Proxy Statement. (b) Matters that have already been voted on. (c) Matters that are within the discretion of the Chairman of the Board of Directors, and not proper for a shareholder vote. (d) Matters that have been ruled out of order.

13.	DOES KAVILCO PROVIDE SPACE FOR WRITE-IN VOTING?

No. Write-in voting is not allowed by the Securities Exchange Commission.

14.	HOW MANY VOTING SHARES DOES KAVILCO CURRENTLY HAVE?

Kavilco currently has 10,110.54 (to be updated on October 8, 2024) shares outstanding of Class A voting shares. As of the record date on the Notice of Annual Meeting, Kavilco knows of no person to be the beneficial owner of more than 5% of the outstanding shares of the Company.

15.	HOW DO I GET AN ADDITIONAL COPY OF THE AUDITED FINANCIAL STATEMENTS?

The audited financial statements were mailed to you on February 28, 2024. Additional audited financial statements can be provided to you at no cost. Contact the Corporate Administrator for Kavilco Incorporated at 1-800-786-9574 or emailing info@kavilco.com and a copy of the audited financial statements will be sent to you within three business days of your request.

16.	WHAT SHOULD I DO IF I RECEIVE OTHER BALLOTS & PROXY STATEMENTS?

The Board is not responsible for the accuracy or legality of any other ballot or proxy statement except the Kavilco management-approved ballot. To ensure Class A shareholders have Kavilco’s latest proxy statement and ballot to vote, the company may conduct multiple mailings prior to the annual meeting. To vote as your Board of Director’s recommend, USE THE ENCLOSED BALLOT. Only the latest dated ballot you vote will be counted. Photocopied, faxed, or electronically transmitted copies of ballots will not be counted.

PROPOSALS TO BE VOTED ON

Proposal 1 Election of Directors

Kavilco’s bylaws provide that the corporation shall be managed by a Board of Directors composed of nine (9) members elected in three (3) classes, each consisting of three (3) members. The election of directors is staggered so that only three (3) directors are elected each year. The Board of Directors recommends the election of the three (3) nominees listed below, all of whom are presently Board members, to serve a three (3) year term and until their successors are elected and qualified:

Kenneth E. Gordon, Jr.

Frederick O. Olsen, Jr.

Janelle S. Hyatt

Unless otherwise instructed, the ballot holders will vote proxies received on the ballot for these nominees. The ballot holders may utilize cumulative voting with respect to the nominees and may allocate their votes among each nominee in their sole discretion. Each nominee has advised the Company that he or she will serve as a director if elected. In the event any nominee should not be available for election, the discretionary authority provided in the proxy will be exercised to vote for such other person(s) as may be designated by the present Board of Directors.

Board Structure and Compensation

The Board officers as defined by the corporate by-laws are President/Chairman, Vice President, Secretary, and Treasurer. However, Kavilco does not currently have a Treasurer, and instead employs a Chief Financial Officer. The Board of Directors recommends that each shareholder vote FOR the election of the incumbents: Kenneth E. Gordon, Jr., Frederick O. Olsen, Jr., and Janelle S. Hyatt.

Information as to Nominees and Continuing Directors

On the Record Date 10/08/2024, there were 10,110.54 shares of Class “A” Stock of the Company outstanding. The following table shows the beneficial ownership of the officers and directors of the Company of Class “A” stock as of the record date on the Notice of Annual Meeting:

Independent Directors & Officers
Name/Age/Address	Positions & Offices with the Company	Class	Director Since	Term Expires	Principal Occupation/ Employment During Past Five Years	Amount of Beneficial Ownership/% of Class “A” Stock	Other Directorships Held by Director or Nominee for Director in the past 5 years
Jeane Breinig, PhD, 69	President	I	1993	2026	U of Alaska: Chancellor, Dean, & Professor, Retired	130 1.29%	Kasaan Haida Heritage Foundation, Secretary, Sealaska Heritage Institute
Kenneth E. Gordon, Jr., 64	Nominee Director	II	1994	2024	Realtor, Exit Real Estate Professionals, Owner Operator, President of Two Kegs Trucking, LLC.	126 1.25%	Kasaan Haida Heritage Foundation, Secretary
Eleanor Hadden, MA, 72	Director	III	2014	2025	Curator, AK Native Heritage Center	116 1.15%	AK Area Institute Review Board, Co-Chair; Kasaan Haida Heritage Foundation, Treasurer
Ramona Hamar, 81	Director	I	1973	2026	Administrative Support, South Central Foundation Dental	150 1.49%	None
Janelle S. Hyatt, 57	Nominee Director	II	Appointed 2024	2024	Nurse Practitioner, Kadlec Pain Medicine Management, Kadlec Interventional Pain Management	10 0.09%	Columbia River Nurse Practitioners Association, Secretary
Laird A. Jones, MBA, 69	Secretary	III	1994	2025	Manager, Vocational Training & Resource Center, CCTHITA	100 0.99%	Kasaan Haida Heritage Foundation, President; National Johnson O’Malley Assoc. Board Secretary, Sealaska Shareholder Participation Committee, Southeast Region Chair, Seacast Trust Investment Committee.
Marie K. Miller, 59	Vice-President	I	2003	2026	Human Resources Manager, City of Ketchikan	150 1.49%	None
Frederick O. Olsen, Jr., 63	Nominee Director	II	2012	2024	Development Director, KCAW Sitka Executive Director, Southeast Alaska Indigenous Transboundary Commission Tourism Director, Organized Village of Kasaan	100 0.99%

SouthEast Alaska Regional Health Consortium:  Alternate Board Member

Sitka Community Health Council:  Council Member

Kasaan Haida Heritage Foundation: Vice President

Kayaani Commission: Director

Sitka Tribe of Alaska: Tribal Council Member

Friends of Sheldon Jackson Museum: Director

Brave Heart Volunteers: Vice Chair

Melanie Young, 55	Director	III	1997	2025	Fast Signs: Administration Pharmacy Technician Student	130 1.29%	None
Scott Burns, 78	Chief Financial Officer / Chief Compliance Officer				Chief Financial Officer/Chief Compliance Officer for Kavilco	0 0.00%	None

Director’s Experience
Jeane Breinig, PhD

Jeane Breinig, PhD has been a director during the following events: biggest bond market crash in 1994, the recession of 1999, 2000 stock market crash, 2008 collapse of the housing bubble, avoided collateralized debt obligations, collapse of insurance and banking industries, interest rates near 0% the past stagnant economy, and the slowdown in the economy due to the worldwide Covid-19 pandemic. Jeane was elected for President of Kavilco Incorporated in 2024.

Kenneth E Gordon, Jr. Nominee

Kenneth E Gordon, Jr., has been a director during the following events: biggest bond market crash in 1994, the recession of 1999, 2000 stock market crash, 2008 collapse of the housing bubble, avoided collateralized debt obligations, collapse of insurance and banking industries, interest rates near 0%, the past stagnant economy, and the slowdown in the economy due to the worldwide Covid-19 pandemic.

Eleanor Hadden, MA

Eleanor Hadden has been a director since 2014 during the past stagnant economy, and the current recession. and the current slowdown in the economy due to the worldwide Covid-19 pandemic. Eleanor has contributed to a new balance on the Board of Directors.

Ramona Hamar

Ramona Hamar has been a director during the following major economic events: Timber sale to ITT Rayonier for $25 million, recessions of 1980 and 1982, sale of Net Operating Loss to Drexel, Burnham and Lambert, Group Inc., 1987 stock market crash, Internal Revenue Service audit on the Net Operating Loss, oversight on the process to become a Registered Investment Company, biggest bond market crash in 1994, the recession of 1999, 2000 stock market crash, 2008 collapse of the housing bubble, avoided collateralized debt obligations, collapse of insurance and banking industries, interest rates near 0%, the past stagnant economy, and the slowdown in the economy due to the worldwide Covid-19 pandemic.

Janelle S. Hyatt Nominee	As past President of San Francisco Triathlon Club, Janelle is herself a noted triathlete (swimming, cycling, running) competing successfully in multiple IronMan races. She now services as Secretary and board member of Columbia River Nurse Practitioner Association.
Laird A. Jones, MBA

Laird A. Jones, MBA has been a director during the following events: biggest bond market crash in 1994, the recession of 1999, 2000 stock market crash, 2008 collapse of the housing bubble, avoided collateralized debt obligations, collapse of insurance and banking industries, interest rates near 0%, the past stagnant economy, and the slowdown in the economy due to the worldwide Covid-19 pandemic.

Marie Miller

Marie Miller has been a director during the following events: 2008 collapse of the housing bubble, avoided collateralized debt obligations, collapse of insurance and banking industries, interest rates near 0%, the past stagnant economy, and the slowdown in the economy due to the worldwide Covid-19 pandemic. Marie was elected Vice President of Kavilco by her peers and is the first woman to hold this post.

Frederick O. Olsen, Jr. Nominee	Frederick O. Olsen, Jr. has been a director since 2012 when he ran successfully as an independent nominee. In 1984, Fred graduated from Seattle University with a Bachelor of Arts degree in Humanities. While on the Kavilco Board, he has been involved with issues regarding stewardship of Kavilco’s land and Kavilco’s participation in the Prince of Wales Island Tribal Conservation District (TCD.) The TCD is a partnership of the island’s four federally recognized Tribes and ANCSA Corporations with the goal of pursuing indigenous management of our Native-owned land. From 2009 to 2018, Fred lived in Kasaan and worked for the Organized Village of Kasaan as the main tour guide and Tourism Director. Fred was an elected member of OVK’s Tribal Council for many years and Tribal President for one year. Since 2018, Fred lives in Sitka, Alaska where he works as the Development Director at KCAW Sitka FM. He is a member of the Sitka Tribe of Alaska’s Tribal Council. Fred also volunteers as the Producer, Creator, Editor and Host of the weekly radio show “Gunalchéesh!” which is broadcast throughout Southeast Alaska, Coos Bay, Oregon, and coming soon to KNBA Anchorage, Alaska.
Melanie Young

Melanie Young has been a director during the following events: 2008 collapse of the housing bubble, avoided collateralized debt obligations, collapse of insurance and banking industries, interest rates near 0%, the past stagnant economy and the slowdown in the economy due to the worldwide Covid-19 pandemic.

Family Relationships
Board Member	Relationship
Jeane Breinig, President	First Cousin to Laird A. Jones, Ramona Hamar, Eleanor Hadden
Marie K. Miller, Vice President	Sister to Melanie Young
Laird A. Jones, Secretary	Brother to Eleanor Hadden. First Cousin to Jeane Breinig, Ramona Hamar
Kenneth E. Gordon, Jr., Director	No relationship to any Board member
Eleanor Hadden, Director	Sister to Laird A. Jones. First cousin Jeane Breinig and Ramona Hamar
Ramona Hamar, Director	First Cousin to Laird A. Jones, Jeane Breinig, Eleanor Hadden, and Frederick O. Olsen, Jr.
Janelle S. Hyatt, Director	Niece to Ramona L. Hamar,
Frederick O. Olsen, Jr., Director	First Cousin to Ramona Hamar
Melanie Young, Director	Sister to Marie Miller

Although the Company’s shares are not listed on the NASDAQ Stock Market, the Board uses the NASDAQ standard for determining the independence of board members. Under Rule 5605 of the NASDAQ Marketplace Rules, all the Company’s directors are independent.

Board Leadership Structure

All of the Company’s nine directors are “independent persons” as defined by the Investment Company Act of 1940. However, regardless of classification (“independent” or “interested” directors) all directors have an equal say as to management of the Company. The Company is internally managed and has no outside investment advisor. The Board does not have an independent person as the Lead Director. The Board of Directors have determined that the leadership structure is appropriate as the Company does not have any committees and all decisions are made by the full Board of Directors, including employment contracts, leases, and investment policies. The Chairman of the Board is also the President and is responsible for all land issues in the State of Alaska and the special circumstances of an Alaska Native Village Corporation. The President is in contact with the Chief Financial Officer at least twice a week to be updated on all business and portfolio issues.

Board’s Oversight of Risk Management

The Board’s role in risk management of the Company is that of oversight. The staff of the Company is responsible for the day-to-day management of the Company including risk management. As part of its oversight, the Board, acting at its scheduled bi-monthly meetings, receives externally generated analytical and written reports on the state of the economy and compliance with applicable S.E.C. regulations. Also, an in-depth review is conducted on the approved portfolio strategies and investment performance. The Board’s role in risk oversight does not affect its leadership structure.

Audit, Nominating and Compensation Committees

The Company does not have an audit, nominating or compensation committee. However, the Board of Directors reviews annually the auditor’s independence letter, management letter, statement of auditing standards letter and internal control memo. The Board of Directors selects nominees from incumbent Directors of the Company and does not have a formal policy regarding the consideration of diversity in identifying Board candidates.

The Board of Directors has not established a compensation committee. Given that there are only two executive officers and that the Company does not have equity compensation plans, the Board believes that it can evaluate the performance of the executive officers and review compensation levels. The Board does review employees’ compensation every three years and occasionally reviews per diem and fees, the last review and subsequent employee increase took place in January 2019.

The Board of Directors held six regular bimonthly meetings for the year ended December 31, 2023. Each director attended all six meetings.

The Board of Directors does not have a policy regarding attendance at the Annual Meeting. All directors attended the 2023 annual meeting of shareholders.

Compensation of Directors

In 2023, each officer and director receive $1,100 in fees and $700 per diem for each meeting they attend. Each director attended all six Board meetings and received $7,150 in compensation. Each director also received $375 in fees and $175 in per diem, and hotel and travel expenses for an additional day at the July meeting in Kasaan, AK, and an additional day at the November meeting in Ketchikan, AK. The Company pays for up to four (4) days of travel and hotel expenses to attend meetings. The Company also pays medical insurance premiums or reimbursement of out-of-pocket medical expenses for directors.

Summary Compensation Table

All compensation paid by the Company for the year ended December 31, 2023, to each of the directors and executive officers is as shown in the following table. Aggregate compensation for Board members included a yearly fee of $7,150 plus any additional fees as outlined in the “Compensation of Directors” section and any medical and/or dental compensation if received. The President receives salary plus out of pocket medical expenses; the CFO receives salary, plus medical and dental.

Summary Compensation Table for Directors and Officers
Board Member	Year	Aggregate Compensation from the Fund
Jeane Breinig, Director	2023	$ 21,928
Kenneth E. Gordon, Jr., Director	2023	$ 29,461
Eleanor Hadden, Director	2023	$ 15,424
Ramona Hamar, Director	2023	$ 12,528
Janelle S. Hyatt	2023	$ 0
Marie K. Miller, Vice President	2023	$ 15,552
Frederick O. Olsen, Jr., Director	2023	$ 11,700
Melanie Young, Director	2023	$ 21,612
Laird A. Jones, Secretary	2023	$ 13,424
Scott Burns, CFO	2023	$ 207,297

(1)	The Company has a retirement plan for its employees; it is a defined contribution plan with the annual contribution being equal to 20% of the participant’s salary. All contributions are pooled in a brokerage trust account held at Charles Schwab.

Jeane Breinig and Scott Burns have employment agreements with the Company that may be terminated by the Company for cause, which includes conviction of a felony, physical or mental disability which makes it impossible to carry out his duties or responsibilities, or any illegal, immoral or dishonest act or omission by the employee, which omission results in material damage to the Company; or willful failure of the employee to discharge the duties required under the agreement. In the event of termination, Jeane Breinig or Scott Burns shall be entitled to accrued salary, accrued vacation and/or sick leave and a pro rata portion of the Company's contribution to the employee's defined contribution account.

Code of Ethics

The Company has adopted a written Code of Ethics that applies to all the Company’s directors, officers, and employees, including its principal executive officer and principal financial officer. The Code of Ethics sets expectations for the exercise of sound judgment and sets high ethical standards in all Company and customer matters. It is designed to promote honest and ethical conduct including in the filing of required financial information and related disclosures, as well as in compliance with laws and regulations. The Code of Ethics mandates accountability for adherence to the Code of Ethics, while a variety of procedures are available to facilitate prompt internal reporting of violations to appropriate persons. The Board is mindful that the success of the Company depends on the ongoing competence, honesty, and integrity of its human resources to build relationships of trust with customers and shareholders and believes the Code of Ethics reasonably deters wrongdoing by directors, officers, and employees. The Code of Ethics includes sections on matters such as conflicts of interest, confidentiality, trading practices, and personal conduct. The Code of Ethics is posted on the Company’s website at www.kavilco.com. In addition, any waivers of the Code of Ethics for the Board or executive officers of the Company will be disclosed in a report on Form 8-K.

Compliance with Section 16(A) of the Exchange Act

Based solely upon the Company’s review of the copies of the filings that it received with respect to the last fiscal year, and written representations from certain reporting persons that no other reports were required, during the last fiscal year, all its officers, directors, and shareholders with 10% or more in holdings complied with all applicable Section 16(a) filing requirements.

Report of the Board of Directors

In fulfilling its oversight responsibility of reviewing the services performed by the Company’s auditor, the Board of Directors will carefully review the policies and procedures for the engagement of the independent auditor. If there are accounting issues, the Board will discuss with Fortune CPA, Inc., the Company’s independent auditor, the overall scope and plans for the audit and the results of its audit, including the matters required for discussion by Statement of Auditing Standards No. 61. The Board will review the written disclosures regarding the independence of Fortune CPA, Inc., contained in its letter to the Board of Directors as required by applicable requirements of the Public Company Accounting Oversight Board. The Board determines the compensation of the independent auditor and follows the established policy for pre-approval of all services, audit and non-audit related, provided by the independent auditor. The Board will make the determination as to whether the provision of non-audit related services described in “Audit and Non-Audit Fees” is compatible with maintenance of the independence of the independent auditor.

This report is submitted by the Company’s Board of Directors consisting of Jeane Breinig, Marie K. Miller, Laird A. Jones, Kenneth E. Gordon, Jr., Eleanor Hadden, Ramona Hamar, Janelle S. Hyatt, Frederick O. Olsen, Jr., and Melanie Young.

Proposal 2 Ratification of Independent Certified Public Accountants

The approval of selection of Fortune CPA, Inc. as independent certified public accountants of the Company is voted on by the Board of Directors at their Board Meeting prior to the Annual Election. Shareholders are asked to approve or ratify this selection. Unless the proxy holders are instructed otherwise, proxies will vote for the selection of Fortune CPA, Inc. as independent certified public accountants. If this selection is not approved, the Board of Directors intends to take the matter under advisement.

Audit and Non-Audit Fees

Fortune CPA, Inc. served as the Company’s independent auditors for the fiscal year ended December 31, 2023. The Board of Directors pre-approved all the audit related services, tax services and other services provided by them in 2023.

The following table sets forth the aggregate fees for services by the independent auditors for the years ended December 31, 2023, and 2022:

	2023	2022
Audit fees	$ 35,020	$ 64,569
Tax fees	$ 2,500	$ 5,520
Total Fees	$ 37,520	$ 70,089

Audit Fees: The audit fees are related to the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2023, and 2022.

Tax Fees: The tax fees included services related to preparation of the Company’s tax returns in 2023 and 2022.

Pre-Approval Policies and Procedures

The Board of Directors is responsible for assuring the independence of the independent auditor, including considering whether provision of non-audit related services is compatible with maintaining the independence of the independent auditor. Any non-audit services provided by the auditor must be pre-approved by the Board of Directors.

By Order of the Board of Directors

Jeane Breinig, President

Kasaan, Alaska

October 8, 2024

BALLOT

Solicitation by the board of directors for the 2024 annual meeting of shareholders being held on November 9, 2024.

The undersigned shareholder hereby grants voting authority to the management appointed proxy holders Ramona Hamar, Jeane Breinig, and Marie K. Miller, all with full power of substitution, to any such matter where discretionary voting is requested or where no choice is indicated for the proposal, and in any other matters that may lawfully come before the meeting. Management knows of no other matters to be considered. For further information on the proposals below please consult the enclosed proxy statement.

Proposal 1. Election of Directors

THE BOARD RECOMMENDS that you CHECK BOX (A) to VOTE DISCRETIONARY and your shares will be voted by the three appointed proxy holders at their discretion. Do not allocate your votes below if you are checking box (A) to vote discretionary.

If you choose to check box (B) you need to specify the number of votes you wish to give each nominee next to that nominee’s name. See your total # of votes to cast below.

(A)	[ ] TO VOTE DISCRETIONARY for the election of three nominees as set forth in the Board of Directors Proxy Statement for the three-year terms through Kenneth E. Gordon, Jr., Frederick O. Olsen, Jr., and Janelle S. Hyatt.

(B)	[ ] TO VOTE DIRECTED in the manner set forth below for the election of the Nominees below for the Board of Directors of the Corporation for three-year terms ending in 2027.

Name: Sample
# of Shares:	109 X 3 votes per share
Total # of votes to cast:	327

FOR ABSTAIN

(# of votes) (quorum only)

Kenneth E. Gordon, Jr. __________________________

Frederick O. Olsen, Jr. __________________________

Janelle S. Hyatt __________________________

Proposal 2. Ratification of Fortune CPA, Inc. as independent public accountants.

THE BOARD RECOMMENDS that you vote FOR proposal 2.

[ ] FOR [ ] AGAINST [ ] ABSTAIN (quorum only)

The Board of Directors solicits this proxy and it will be voted as specified.

Shareholder: Sign your name as it appears in the box above. This proxy must be dated and signed in order for your vote to be counted.

Date: , 2024 Signature:________________________________________

as custodian for:______________________________________________________________________

(Print minor’s name if applicable)

When signing as custodian for a minor, or as executor, administrator, attorney, trustee or guardian, please write your full title as such. If your name appears as “John A. Smith, Sr., as custodian for John A. Smith, Jr.,” sign “John A. Smith, Sr. as custodian for John A. Smith, Jr.”

A Stamped, Return-Envelope Has Been Provided - Remember to DATE and SIGN above

PRIZES

Early Bird Special Drawing

Vote Your Ballot Right Away to be Entered

Must be postmarked on or before October 25, 2024 to be eligible for early bird.

▪  3 Voting Shareholders Will Win $1,000 ea.

▪  5 Voting Shareholders Will Win $500 ea.

All Returned Ballots Drawing

Vote Your Ballot - All returned ballots returned are entered.

▪  4 Voting Shareholders Will Win $300 ea.

▪  4 Voting Shareholders Will Win $200 ea.

With Only 175 Voting Shareholders,

You Have an Excellent Chance to Win!

MAIL IN YOUR BALLOT TODAY

EARLY BIRD DRAWING DEADLINE – OCTOBER 25, 2024

Winners will be announced at the Annual Meeting and in the Kavilco Newsletter